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                                                             Exhibit 99(h)(11)

FIRST TENNESSE (logo)
     ALL THINGS FINANCIAL

Mr. W. Robert Alexander
Chairman
Financial Investors Variable Trust
1625 Broadway, Suite 2200
Denver, CO  80202

     Re: Financial Investors Variable Insurance Trust (the "Trust")

Dear Mr. Alexander:

This letter confirms, First Tennessee Bank National Association's ("FTB") agreement with the Trust to waive certain fees it is entitled to receive from the Trust's Core Equity Portfolio and Capital Appreciation Portfolio (the "Portfolios"). FTB agrees to reimburse Portfolio expenses and waive a portion of its investment advisory fees and/or co-administration fees that it is entitled to receive, to the extent necessary for the Core Equity Portfolio and the Capital Appreciation Portfolios to maintain a total annual expense ration of not more that 1.10% and 1.30%, respectively.

FTB acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future. FTB agrees that such expense reimbursements and/or fee waiver for the Portfolios were effective as January 1, 2004 and shale continue at least through the end of the fiscal year (December 31, 2004).

FIRST TENNESSE BANK ASSOCIATION


By:
   ------------------------------------
Title: S.V.P. & Manager Wealth Management
       Product Development & Support


Your signature below acknowledges
Acceptance of this Agreement:


By:
   ------------------------------------
Title  Secretary
       Financial Investors Variable Insurance Trust